EXHIBIT 3.8


                            CERTIFICATE OF CORRECTION

                                       OF

                            CERTIFICATE OF AMENDMENT

                                       OF

                        EVCI CAREER COLLEGES INCORPORATED
                       (Pursuant to Section 103(f) of the
               General Corporation Law of the State of Delaware)


     EVCI CAREER COLLEGES INCORPORATED, a Delaware corporation (the "Corporation"), does hereby certify that:

     1.   The name of the corporation is EVCI CAREER COLLEGES INCORPORATED.

     2. The Amendment to the Certificate of Incorporation of the Corporation (then named Educational Video Conferencing, Inc.), which was filed by the Secretary of State of Delaware on August 22, 2001, is hereby corrected.

     3. The inaccuracies to be corrected in subsection (a) of Section 19 of the Certificate of Designations of Series B 7% Convertible Preferred Stock, as amended by such amendment, are as follows:

          o After the word Holder, in the third line, there should have been inserted: and its "affiliates", as defined in Rule 144 of the Exchange Act,

          o The clause, beginning in the eighth line, as shall cause such Holder to be deemed the beneficial owner of more than 10%, should have read: as would cause, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 9.99%

     4.   In corrected form, subsection (a) reads as follows:

          (a) Notwithstanding anything herein to the contrary, if and to the extent that, on any date (the "Section 16 Determination Date"), the holding by a Holder and its "affiliates", as defined in Rule 144 of the Exchange Act, of shares of the Series B Preferred would result in the Holder's becoming subject to the provisions of Section 16(b) of the Exchange Act by virtue of being deemed the "beneficial owner" of more than 10% of the then outstanding shares of Common Stock, then the Holder shall not have the right, and the Corporation shall not have the obligation, to convert so many of such Holder's shares of Series B Preferred as would cause, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 9.99% of the then outstanding shares of Common Stock during the period ending 60 days after the Section 16 Determination Date.

Executed on this 15th day of January, 2003


                                           /S/ RICHARD GOLDENBERG
                                           _____________________________________
                                           Name: Richard Goldenberg
                                           Title: Chief Financial Officer